Exhibit 3.1
                                                                     -----------

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                                 BIOFIELD CORP.

BIOFIELD CORP., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST: That by a Written Consent of the Board of Directors of the Corporation, resolutions were duly adopted setting forth a proposed amendment of the Fifth Amended and Restated Certificate of Incorporation of said Corporation, declaring said amendment to be advisable and providing that the written consent of the stockholders to such amendment should be obtained. The resolution setting forth the proposed amendment is as follows:

         RESOLVED, that the Fifth Amended and Restated Certificate of Incorporation of this Corporation be amended by amending the Article thereof numbered "FOURTH" by substituting a new Article FOURTH as set forth below:

                  FOURTH: The aggregate number of shares which the Corporation shall have the authority to issue is seventy-two million three hundred thousand (72,300,000) shares, par value of $.001 per share, consisting of sixty million (60,000,000) shares of Common Stock, par value $.001 per share; and twelve million three hundred thousand (12,300,000) shares of Preferred Stock, par value $.001 per share, such Preferred Stock to be issued in such series and with such designations, powers, preferences and rights and with such qualifications, limitations and restrictions as may be established by the Board of Directors pursuant to Article FIFTH.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, the written consent of the stockholders of the Corporation was obtained in accordance with Section 228 of the General Corporation Law of the State of Delaware, by which consent the necessary number of shares as required by statute consented to the amendment, and written notice of action taken by such stockholders' consent has been given as provided in Section 228 of the General Corporation Law.

THIRD: That said amendment was duly adopted in accordance with the provisions of
Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed by David M. Long, Jr., an authorized officer, this 16th day of March, 2005.


By: /s/ DAVID M. LONG, JR.
    --------------------------------------------
     David M. Long, Jr., Chief Executive Officer